Exhibit 99.1

The share exchange described in this press release involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

March 16, 2021

To Whom It May Concern

Company Name: Tokyu Corporation

Representative: Kazuo Takahashi, President and

Representative Director

(Securities code: 9005 TSE First Section)

Contact: Katsumi Oda, Senior Manager, Accounting and IR

Group

(TEL: +81-3-3477-6168)

Company Name: Nagano Tokyu Department Store Co., Ltd.

Representative: Naoya Hiraishi, President and Representative

Director

(Securities code: 9829 TSE JASDAQ Section)

Contact: Tadayuki Koizumi, Managing Director & General

Manager-Operation

(TEL: +81-26-226-8181)

Notice Regarding Execution of Share Exchange Agreement Concerning Tokyu Corporation Making Nagano Tokyu

Department Store Co., Ltd. a Wholly-Owned Subsidiary

Tokyu Corporation (hereinafter referred to as “Tokyu”) and Nagano Tokyu Department Store Co., Ltd. (hereinafter referred to as “Nagano Tokyu Department Store”) hereby announce that they determined respectively by resolution of the Board of Directors as of today that both companies would conduct share exchange through which Tokyu will become a wholly-owning parent company resulting from a share exchange and Nagano Tokyu Department Store will become a wholly-owned subsidiary resulting from a share exchange (hereinafter referred to as the “Share Exchange”), and that Tokyu and Nagano Tokyu Department Store executed a share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”) today.

The Share Exchange is planned to be implemented, in the case of Tokyu, without approval at its general meeting of shareholders pursuant to the simplified share exchange procedure in accordance with the provisions of the main clause of Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter), and in the case of Nagano Tokyu Department Store, with the approval for the Share Exchange Agreement at its annual general meeting of shareholders to be held on April 21, 2021 (hereinafter referred to as the “Annual General Meeting of Shareholders”). The effective date of the Share Exchange is scheduled to be June 1, 2021.

Prior to the effective date of the Share Exchange (Scheduled on June 1, 2021), the shares of common stock of Nagano Tokyu Department Store (hereinafter referred to as the “Nagano Tokyu Department Store Shares”) is scheduled to be delisted from the JASDAQ Standard Market of the Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Tokyo Stock Exchange”) JASDAQ Standard Market on May 28, 2021 (with a final trading date of May 27, 2021).

In addition, Tokyu and Tokyu Department Store Co., Ltd. (hereinafter referred to as “Tokyu Department Store”), Tokyu's wholly-owned subsidiary, determined respectively by resolution of the Board of Directors as of today that Tokyu would acquire all shares of Nagano Tokyu Department Store held by Tokyu Department Store (hereinafter referred to as the “Acquisition of Shares” and the Share Exchange and the Acquisition of Shares shall be collectively referred to as the “Transaction”) prior to the Share Exchange, and today Tokyu and Tokyu Department Store executed a share transfer agreement (hereinafter referred to as the “Share Transfer Agreement”).

1. Purposes of the Transaction

Under the slogan “Toward a Beautiful Era - Tokyu Group”, the Tokyu Group, a corporate group consisting of 228 companies and 5 corporations (as of the end of September 2020) with Tokyu as its core company, is striving to establish a trusted and beloved Tokyu brand based on the group philosophy of “Creating a beautiful living environment,” which responds to people's diverse values. Since its foundation, Tokyu has worked to resolve social issues through its “sustainable community development” based on this group philosophy, but the social environment has made a drastic and unprecedented transformation in recent years. In light of these changes in the environment, we are working with a sense of speed on the “sophistication of group management structure” and adopt our management stance and growth strategy through 2030 as the “long-term management plan” and develop our business strategies of transportation business, real estate business, living-related service business, and hotel and resort business by combining them with area strategies, aiming to achieve both resolution of social issues and business growth in order to promote sustainable management.

On the other hand, since its foundation as Maruzen Ginzaya Co., Ltd. in 1958, Nagano Tokyu Department Store has developed its business as a locally based company closely attuned to the lives of local residents, and currently operates “Nagano Tokyu Department Store,” which is the leading retail establishment in the region, and operates “Nagano Tokyu Life” at its subsidiary “Kitanagano Shopping Center Co., Ltd.” In August 1991, Nagano Tokyu Department Store registered its shares on the over-the-counter market with the Japan Securities Dealers Association as the over-the-counter registered stock with the aim of facilitating funding through offering of shares to the public and enhancing its corporate credibility. Subsequently, in December 2004, Nagano Tokyu Department Store listed its shares on the Jasdaq Stock Exchange, Inc. (Current the JASDAQ Standard Market of the Tokyo Stock Exchange). In the same year, Tokyu made Tokyu Department Store, the parent company of Nagano Tokyu Department Store, a consolidated subsidiary, making Nagano Tokyu Department Store a consolidated subsidiary of Tokyu. As a locally based business group and closely attuned to the lives of local residents, Nagano Tokyu Department Store is pursuing “well-balanced product lineup that can respond to all aspects of life,” improving fashion sensitivity, proposing new “mono (things)” and

“koto (events),” providing sophisticated services, and taking various measures to become “must-have shops in Nagano.”

Meanwhile, in recent years, the economic situation and business environment surrounding department stores are becoming increasingly severe. Consumer awareness, values and consumption behavior are changing significantly as the Internet, social networking services, and other services are more widely used, and businesses are required to respond to these changes, including the digital shift that is becoming more prominent in the retail sector. Furthermore, more recently, the prolonged impact of the consumption tax increase and the expansion and re-expansion of the novel coronavirus infections have cast a heavy shadow on business conditions of department stores, forcing each business operator to operate in a highly uncertain environment.

In particular, in the local department store industry, in addition to the changes and impacts described above, there are concerns about a shrinking market due to factors such as the declining birthrate and aging population, and the business environment is expected to remain severe. Given these rapid changes in the environment, we believe it will be necessary to appropriately allocate management resources and carry out fundamental business structural reforms that will lead to changes in business models.

However, while such drastic business structural reforms are expected to bring benefits in the medium- to long-term and contribute to the enhancement of the corporate value of Nagano Tokyu Department Store, in the short term, initial costs and investments will precede such benefits. Therefore, Tokyu determined that by making Nagano Tokyu Department Store a direct wholly-owned subsidiary through the execution of the Transaction and establishing a flexible and prompt decision-making system, it would be possible to realize business structural reform in response to rapid changes in the environment. In addition, since benefits such as reduction of listing cost of Nagano Tokyu Department Store and realization of synergies can be expected by the execution of the Transaction, it was determined that the execution of the Transaction would be the best option for both Tokyu and Nagano Tokyu Department Store. Accordingly, on December 21, 2020, Tokyu submitted a proposal for the Transaction to Nagano Tokyu Department Store.

On the other hand, although sales continued to decline over the long term due to intensifying competition in the region caused by the opening of competing stores, Nagano Tokyu Department Store has also worked to improve profitability through efficient store management and to expand customers through a card strategy, including the acquisition of new members of the Nagano Tokyu Department Store cards, in order to establish a solid revenue base and to recover and stabilize earnings, it is urgently required to reform its business structure from a medium- to long-term perspective and to convert to a business profit structure that can secure stable earnings, given that the business environment is expected to become increasingly severe as large shopping centers are scheduled to open in neighboring areas in the future. To that end, Nagano Tokyu Department Store recognizes that it is necessary to promote drastic business structural change by making further use of know-how and network of the Tokyu Group and the like.

In such a context, Nagano Tokyu Department Store carefully examined Tokyu's proposal and held multiple discussions with Tokyu. As a result, Nagano Tokyu Department Store has come to a conclusion that the Share Exchange will contribute to the enhancement of the corporate value of the entire Tokyu Group, ranging from the long-term enhancement of Nagano Tokyu Department Store's corporate value to a variety of benefits to be realized by making Nagano Tokyu Department Store a wholly-owned subsidiary of Tokyu through the Share Exchange, including the creation of further group synergies, the improvement of management flexibility enabled by becoming an unlisted company, allowing for flexible decision-making that is not bound by short-term stock market valuation, and the improvement of management efficiency by reducing costs associated with the delisting. In addition, after considering the possible disadvantages associated with the delisting such as impacts on the corporate credibility, the current shareholders and the like, Nagano Tokyu Department Store decided to conduct the Share Exchange because, after the Share Exchange, Nagano Tokyu Department Store would continue to operate as usual under the trade name of “Nagano Tokyu Department Store” under the parent company in the Tokyu Group as in the past, and it would be able to provide the shareholders with the benefit of synergies from the Share Exchange through the delivery of the shares of Tokyu, which are the consideration for the Share Exchange.

As a result of the above, Tokyu and Nagano Tokyu Department Store have determined that it is desirable for Tokyu to become the direct wholly-owning parent company of Nagano Tokyu Department Store through the execution of the Transaction and to promote the business structural reform of Nagano Tokyu Department Store by establishing a flexible and prompt decision-making system. Thus, both companies decided respectively to execute the Transaction by resolution of the Board of Directors as of today.

After the execution of the Transaction, we will further strengthen the partnership between Tokyu and Nagano Tokyu Department Store and aim to realize synergy through measures such as collaboration with other businesses of Tokyu and the Tokyu Group and sharing of know-how, while basically maintaining the management structure of Nagano Tokyu Department Store. Specifically, we plan to implement at Nagano Tokyu Department Store various measures such as the attraction of competitive tenants and the introduction of living-related services by making the best use of Tokyu's urban management know-how and networks in the areas of transportation, real estate, and living-related services and the like, meeting new demands for Koto (events), Toki (time) and Imi (meaning) consumption, etc. through flexible cooperation with other businesses of the Tokyu Group, and reducing operating costs by streamlining and unifying general administrative departments. In addition, we believe that Nagano Tokyu Department Store will be able to take further measures once Tokyu provides more support than before in the areas of funding, acceptance and dispatch of human resources, etc., under the business structural reform.

In particular, it is expected that Tokyu, the Group's headquarters, will become the direct wholly-owning parent company of Nagano Tokyu Department Store after the Share Exchange, whereby the relationship between both companies will become closer, investment and resource allocation will be realized from the overall optimal viewpoint of the Tokyu Group, and the competitiveness of the entire Group will be enhanced. We believe that the support of the Tokyu Group will make it possible for Nagano Tokyu Department Store to carry out large-scale business structural reforms to meet the need for large-scale investments in response to changes in the business environment, including our responses to the digital shift described above.

2. Outline of the Transaction

(1) Schedule for the Transaction

(i) Share Exchange

Date of resolution of the Board of Directors for the execution of the Share Exchange Agreement (Tokyu and Nagano Tokyu Department Store)	March 16, 2021
Date of the execution of the Share Exchange Agreement (Tokyu and Nagano Tokyu Department Store)	March 16, 2021
Date of the Annual General Meeting of Shareholders (Nagano Tokyu Department Store)	April 21, 2021 (scheduled)
Final trading date of shares (Nagano Tokyu Department Store)	May 27, 2021 (scheduled)
Delisting date of shares (Nagano Tokyu Department Store)	May 28, 2021 (scheduled)
Effective date of the Share Exchange	June 1, 2021 (scheduled)

(Note 1) The Share Exchange is a simplified share exchange that does not require the approval of the general meeting of shareholders of Tokyu in accordance with the main clause of Article 796, Paragraph 2 of the Companies Act.

(Note 2) The above schedule may be changed by the agreement between Tokyu and Nagano Tokyu Department Store if necessary due to the necessity of proceeding with the Share Exchange or for other reasons.

(ii) Acquisition of Shares

Date of resolution of the Board of Directors for the execution of the Share Transfer Agreement (Tokyu and Tokyu Department Store)	March 16, 2021
Date of the execution of the Share Transfer Agreement (Tokyu and Tokyu Department Store)	March 16, 2021
Effective date of the Share Acquisition	May 28, 2021 (scheduled)

(Note) The above schedule may be changed by the agreement between Tokyu and Tokyu Department Store if necessary due to the necessity of proceeding with the Share Exchange or the Share Acquisition.

(2) Method of the Share Exchange

Tokyu and Nagano Tokyu Department Store will conduct the Share Exchange with Tokyu as being the wholly-owning parent company and Nagano Tokyu Department Store as being the wholly-owned subsidiary.

The Share Exchange is planned to be implemented, in the case of Tokyu, without approval at its general meeting of shareholders pursuant to the simplified share exchange procedure in accordance with the provisions of the main clause of Article 796, Paragraph 2 of the Companies Act, and in the case of Nagano Tokyu Department Store, with the approval for the Share Exchange Agreement at its Annual General Meeting of Shareholders.

(3) Details of Allotment of Shares Pertaining to the Share Exchange

	Tokyu (wholly-owning parent company resulting from the Share Exchange)	Nagano Tokyu Department Store (wholly-owned subsidiary resulting from the Share Exchange)
Allocation ratio of shares for the Share Exchange	1	1.14
Number of shares delivered by the Share Exchange	Common Stock of Tokyu Corporation : 467,500 shares (scheduled)

(Note 1) Allotment ratio pertaining to the Share Exchange

Tokyu will allot and deliver 1.14 shares of common stock of Tokyu (hereinafter referred to as the “Tokyu Shares”) per each Nagano Tokyu Department Store Share. However, no shares will be allotted in the Share Exchange for the Nagano Tokyu Department Store Shares held by Tokyu at the Record Time (as defined below). In addition, the allotment ratio pertaining to the Share Exchange described in the above table (hereinafter referred to as the “Share Exchange Ratio”) may be changed by mutual agreement after discussion between Tokyu and Nagano Tokyu Department Store in the event of any material change in the conditions on which the calculation is based.

(Note 2) Number of Tokyu Shares to be Delivered through the Share Exchange

At the time of the Share Exchange, Tokyu plans to allot and deliver the number of Tokyu Shares calculated based on the Share Exchange Ratio to the shareholders of Nagano Tokyu Department Store (meaning shareholders after the cancellation of treasury shares described below, which shall exclude Tokyu) at the time immediately before Tokyu will acquire all of the issued shares of Nagano Tokyu Department Store (excluding the Nagano Tokyu Department Store Shares held by Tokyu) (hereinafter referred to as the “Record Time”) in exchange for the Nagano Tokyu Department Store Shares held by those shareholders. Tokyu plans to use 467,500 treasury shares that it holds as the Tokyu Shares to be delivered, and Tokyu does not plan to issue new shares.

By resolution of the meeting of the Board of Directors to be held no later than the day immediately preceding the effective date of the Share Exchange, Nagano Tokyu Department Store plans to cancel all of its treasury shares (including the treasury shares to be acquired by Nagano Tokyu Department Store as a result of the purchase of shares relating to the share purchase demand to be exercised pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act at the time of the Share Exchange) held at the time immediately prior to the Record Time, provided that the Share Exchange Agreement has been approved at the Annual General Meeting of Shareholders, that the Share Exchange Agreement has not been cancelled, and that no event that will invalidate the Share Exchange Agreement has occurred. The total number of the Tokyu Shares to be allotted and delivered through the Share Exchange may be revised in the future due to the reason such as acquisition and cancellation of treasury shares by Nagano Tokyu

Department Store.

(Note 3) Treatment of shares less than one unit

The Shareholders of Nagano Tokyu Department Store who will hold the Tokyu Shares that are less than one unit (less than 100 shares) in conjunction with the Share Exchange will be entitled to use the following programs for the Tokyu Shares. In addition, such shares less than one unit are not allowed to be sold in the financial instruments exchange markets.

(i) Additional purchase of shares less than one unit (Additional purchase to constitute one unit (100 shares))

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and Tokyu's Articles of Incorporation, shareholders who hold the Tokyu Shares less than one unit may demand that Tokyu sells to them shares that will constitute one unit (100 shares) of the Tokyu Shares when combined with their shares less than one unit and make additional purchase of such shares.

(ii) Purchase by Tokyu for shares less than one unit (Sale of shares less than one unit (100 shares))

Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders who hold the Tokyu Shares less than one unit may demand that Tokyu purchase their shares less than one unit.

(Note 4) Treatment of fractional shares less than one share

In accordance with Article 234 of the Companies Act and other relevant laws and regulations, Tokyu will sell the number of the Tokyu Shares equivalent to the total number of the fractional shares (any fractional share less than one share in the total number shall be rounded down) and deliver the proceeds from the sale in proportion to the fractional share to the shareholders of Nagano Tokyu Department Store who will receive the allotment of fractional share of less than one share of the Tokyu Share at the time of the Share Exchange.

(4) Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Rights in Conjunction with the Share Exchange

Not applicable.

(5) Details of Acquisition of Shares

Transferor and Acquirer	Transferor: Tokyu Department Store Co., Ltd. Acquiror: Tokyu Corporation
Number of shares transferred	538,131 shares (Number of voting rights: 5,381 rights) (Percentage of voting rights: 57.03%)
Transfer price	To be determined

(Note) The transfer price is expected to be the amount obtained by multiplying the closing price of the common stock of Nagano Tokyu Department Store on the Tokyo Stock Exchange JASDAQ Standard Market on the previous business day of May 28, 2021 (or the closing price immediately before that day if the closing price on the day does not exist) by the number of shares transferred.

3. Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange

(1) Basis and reasons for details of allotment

Tokyu and Nagano Tokyu Department Store have been holding discussions on capital policies including the Share Exchange since early Decenber 2020. As described in 1.“Purposes of the Transaction” on December 21, 2020, Tokyu made an offer to Nagano Tokyu Department Store for the Share Exchange, and as a result of serious discussions and negotiations between both companies, Tokyu reached the decision that it would be desirable for Tokyu to become the direct wholly-owning parent company of Nagano Tokyu Department Store through the execution of the Transaction and to promote business structural reform of Nagano Tokyu Department Store by establishing a flexible and prompt decision-making system. On December 2, 2020, Nagano Tokyu Department Store disclosed its consolidated results forecast for the fiscal year ending January 2021, with decreases in earnings and profit from the previous fiscal year. However, since the impact of the novel coronavirus infection could be predicted to a certain extent at that time, the disclosure was made after deliberation by the Board of Directors of Nagano Tokyu Department Store as appropriately incorporating the impact of the novel coronavirus infection, and the details and timing of the disclosure are unrelated to the consideration of the Share Exchange. In addition, Nagano Tokyu Department Store has obtained opinions from the Special Committee, consisting of independent members who have no interest in Tokyu and Nagano Tokyu Department Store (details are as described in (iii) “Obtaining of reports from the Special Committee which has no interest in Nagano Tokyu Department Store” of (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” below) to the effect that it is unlikely that the disclosure was intentionally made in order to make the share price of Nagao Tokyu Department Store an extraordinary value, considering that no unnatural points are identfied in the explanation made by Nagano Tokyu Department Store as described above.

In order to ensure the fairness and appropriateness of the Share Exchange, including the Share Exchange Ratio described in (3) “Details of Allotment of Shares Pertaining to the Share Exchange” of 2. “Outline of the Transaction,” Tokyu and Nagano Tokyu Department Store determined to retain a third-party appraiser independent of both companies to calculate the share exchange ratio individually and respectively. Tokyu appointed Nomura Securities Co., Ltd. (hereinafter referred to as “Nomura Securities”) as its third-party appraiser, and Nagano Tokyu Department Store appointed SMBC Nikko Securities Co., Ltd. (hereinafter referred to as “SMBC Nikko Securities”) as its third-party appraiser. Tokyu also appointed Anderson Mori & Tomotsune Law Office Foreign Law Joint Enterprise (hereinafter referred to as “Anderson Mori & Tomotsune Law Office”) as its legal advisor and Nagano Tokyu Department Store appointed Nakamura, Tsunoda & Matsumoto as its legal advisor.

Both companies requested the third-party appraisers to calculate the share exchange ratio to be used in the Share Exchange, and carefully examined the results of the calculations made by the third-party appraisers, the advice from the legal advisors, and the results of due diligence conducted on each other and the like, and after comprehensively taking into account factors such as their respective financial conditions, asset status and future prospects, both companies carefully deliberated and negotiated the share exchange ratio multiple times. At Tokyu, as described in (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” below, based on the valuation report on the share exchange ratio received from Nomura Securities, which is a third-party appraiser, advice from Anderson Mori & Tomotsune Law Office, which is a legal advisor, the results of due diligence that Tokyu conducted on Nagano Tokyu Department Store and the like, Tokyu carefully discussed and examined the Share Exchange Ratio, and has consequently reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Tokyu, and it has determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

At Nagano Tokyu Department Store, as described in (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” below, based on the valuation report on the share exchange ratio received from SMBC Nikko Securities, which is a third-party appraiser, advice from Nakamura, Tsunoda & Matsumoto, which is a legal advisor, the results of due diligence that Nagano Tokyu Department Store conducted on Tokyu, the report received from the Special Committee consisting of independent committee members who have no interest in Tokyu and Nagano Tokyu Department Store (details are described in (iii) “Obtaining of reports from the Special Committee which has no interest in Nagano Tokyu Department Store” of (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” below) and the like, Nagano Tokyu Department Store has carefully discussed and examined the Share Exchange Ratio. As a result, since Nagano Tokyu Department Store has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders, it has determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

In this way, both companies have reached a decision that the Share Exchange Ratio would contribute to the interests of their respective shareholders, and therefore decided respectively by resolution of the Board of Directors as of today to conduct the Share Exchange based on the Share Exchange Ratio.

The Share Exchange Ratio may be changed by mutual agreement after discussion between Tokyu and Nagano Tokyu Department Store in the event of any material change in the conditions on which the calculation is based.

(2) Matters Relating to the Calculation

(i) Names of the Appraisers and Relationships with Tokyu and Nagano Tokyu Department Store

Both Nomura Securities, which is a third-party appraiser of Tokyu, and SMBC Nikko Securities, which is a third-party appraiser of Nagano Tokyu Department Store, are appraisers independent of Tokyu and Nagano Tokyu Department Store, and neither of them is a related party of Tokyu or Nagano Tokyu Department Store nor has a material interest that must be stated in relation to the Share Exchange.

(ii) Outline of Calculation

With respect to Tokyu, because the Tokyu shares are listed on a financial instruments exchange and are quoted, Nomura Securities performed its calculation by adopting the average market price analysis.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Nomura Securities set the reference date as March 15, 2021 (the calculation reference date) and used the closing price of the Tokyu Shares on the First Section of the Tokyo Stock Exchange on the reference date, the simple average closing price for the last five business-day period from March 9, 2021 to the reference date, the simple average closing price for the last one-month period from February 16, 2021 to the reference date, the simple average closing price for the last three-month period from December 16, 2020 to the reference date, and the simple average closing price for the last six-month period from September 16, 2020 to the reference date.

With respect to Nagano Tokyu Department Store, Nomura Securities performed its calculation by adopting the average market price analysis (because the Nagano Tokyu Department Store Shares are listed on a financial instruments exchange and are quoted), the comparable company analysis (because there are multiple listed similar companies that are able to be compared to Nagano Tokyu Department Store, and it is possible to make analogical inferences of share prices by comparing similar companies), and the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities in the evaluation.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Nomura Securities set the reference date as March 15, 2021 (the calculation reference date) and used the closing price of the Nagano Tokyu Department Store Shares on the JASDAQ Standard Market of the Tokyo Stock Exchange on the reference date, the simple average closing price for the last five-business-day period from March 9, 2021 to the reference date, the simple average closing price for the last one-month period from February 16, 2021 to the reference date, the simple average closing price for the last three-month period from December 16, 2020 to the reference date, and the simple average closing price for the last six-month period from September 16, 2021 to the reference date.

In the DCF Method, Nomura Securities calculated Nagano Tokyu Department Store’s share value by discounting Nagano Tokyu Department Store’s future cash flow, which are based on financial projections from the fiscal year ending January 2022 until the fiscal year ending January 2026 prepared by Nagano Tokyu Department Store, at a certain discount rate to the present value. The profit plan used as a basis for the calculation includes a fiscal year with a significant increase or decrease in earnings. Specifically, although it was forced to significantly decrease profit in the fiscal year ending January 2021 due to the expansion of the novel coronavirus infections, in the fiscal year ending January 2022, Nagano Tokyu Department Store expects to post an operating profit of 38 million yen, a significant increase over the previous fiscal year, as it expects to recover from the worst period in the fiscal year ending January 2022. In the fiscal year ending January 2023, the company expects to post an operating profit of 3 million yen, a significant decrease from the previous fiscal year, mainly due to renovations and the reduction of floor space by leasing. Furthermore, in the fiscal year ending January 2024, the company expects to post an operating profit of 267 million yen, a significant increase over the previous fiscal year, primarily due to reductions in personnel expenses and selling expenses. The financial projections do not reflect the implementation of the Share Exchange. The results of the calculation of the share exchange ratio using each of the above valuation methods where the share value per share of Tokyu Shares is one are as follows.

Adopted Method	Calculation Result of the Share Exchange Ratio
Average market price analysis	0.86 - 1.01

Comparable company analysis	0.34 - 0.94
DCF Method	0.14 - 1.19

In calculating the share exchange ratios above, Nomura Securities has assumed that the public information and all information provided to Nomura Securities was accurate and complete, and it has not made an independent study of the accuracy or completeness thereof. Also, Nomura Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any independent institution in connection with any relevant assets or liabilities (including derivatives, off-balance-sheet assets and liabilities and other contingent liabilities) of Tokyu, Nagano Tokyu Department Store, or any of their affiliates, including an analysis and assessment of their respective assets or liabilities. Nomura Securities also assumed that the financial projections of Nagano Tokyu Department Store (including its profit plan and other information) have been reasonably examined or prepared by management of Nagano Tokyu Department Store based on the best and honest forecasts and judgments available at that time. The calculation by Nomura Securities reflects the information obtained by Nomura Securities as of March 15, 2021 and the economic conditions. The sole purpose of the calculation of Nomura Securities is to serve as a reference for the decision-making body for the execution of business of Tokyu to examine the share exchange ratio.

Meanwhile, with respect to Tokyu, because the Tokyu Shares are listed on a financial instruments exchange and are quoted, SMBC Nikko Securities performed its calculation by adopting the market price analysis.

In the market price analysis, SMBC Nikko Securities set the calculation reference date as March 15, 2021 and used the simple average closing price of the Tokyu Shares on the First Section of the Tokyo Stock Exchange for each of the last one-month, three-month and six-month periods.

With respect to Nagano Tokyu Department Store, SMBC Nikko Securities performed its calculation by adopting the market price analysis (because the Nagano Tokyu Department Store Shares are listed on a financial instruments exchange and are quoted) and the DCF Method in order to reflect the status of future business activities in the evaluation.

In the market price analysis, SMBC Nikko Securities set the calculation reference date as March 15, 2021 and used the simple average closing price of the Nagano Tokyu Department Store Shares on the JASDAQ Standard Market of the Tokyo Stock Exchange for each of the last one-month, three-month and six-month periods.

In the DCF Method, SMBC Nikko Securities evaluated Nagano Tokyu Department Store’s corporate value by discounting Nagano Tokyu Department Store’s future cash flow and other items, which is based on financial projections from the fiscal year ending January 2022 until the fiscal year ending January 2026 prepared by Nagano Tokyu Department Store, at a certain discount rate to the present value. The profit plan used as a basis for the calculation includes a fiscal year with a significant increase or decrease in earnings. Specifically, although it was forced to significantly decrease profit in the fiscal year ending January 2021 due to the expansion of the novel coronavirus infections, in the fiscal year ending January 2022, Nagano Tokyu Department Store expects to post an operating profit of 38 million yen, a significant increase over the previous fiscal year, as it expects to recover from the worst period in the fiscal year ending January 2022. In the fiscal year ending January 2023, the company expects to post an operating profit of 3 million yen, a significantly decrease from the previous fiscal year, mainly due to renovations and the reduction of floor space by leasing. Furthermore, in the fiscal year ending January 2024, the company expects to post an operating profit of 267 million yen, a significant increase over the previous fiscal year, primarily due to reductions in personnel expenses and selling expenses. The financial projections do not reflect the implementation of the Share Exchange. Continuous value under the DCF method is calculated using the perpetual growth method. Specifically, it is calculated at a discount rate of 4.62% to 5.11% and a permanent growth rate of -0.25% to 0.25%.

The calculation range for the number of shares of the common stock of Tokyu to be allotted to one share of the common stock of Nagano Tokyu Department Store using each of the valuation methods are as follows.

Adopted Method	Calculation Result of the Share Exchange Ratio
Market price analysis	0.90 - 1.01
DCF Method	0.36 - 1.47

In calculating the share exchange ratios, SMBC Nikko Securities has, in principle, used such things as information provided to it by Tokyu and Nagano Tokyu Department Store and publicly available information as presented, and assumed that this data, information and the like it has used is entirely accurate and complete and that there is no information undisclosed to SMBC Nikko Securities that would have a significant impact on the calculation of the share exchange ratio. It has not made an independent study of the accuracy or completeness of such information. Also, SMBC Nikko Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any independent institution in connection with any relevant assets or liabilities (including contingent liabilities) of Tokyu, Nagano Tokyu Department Store, or any of their subsidiaries or affiliates, including an analysis and assessment of their respective assets or liabilities. In addition, the financial forecasts of Nagano Tokyu Department Store referred to in this calculation are based on the assumption that they were reasonably prepared based on the best forecasts and judgments currently available by the management of Nagano Tokyu Department Store, and this calculation reflects information and economic conditions as of March 15, 2021. The calculation of the share exchange ratio by SMBC Nikko Securities does not express any opinion as to the fairness of the share exchange ratio for the Share Exchange.

(3) Prospects of the Delisting and Reasons for the Delisting

As a result of the Share Exchange, Nagano Tokyu Department Store will become a wholly-owned subsidiary of Tokyu on June 1, 2021 (scheduled), which is the effective date of the Share Exchange. Accordingly, the Nagano Tokyu Department Store Shares are scheduled to be delisted as of May 28, 2021 (the last trading date is scheduled to be May 27, 2021) through prescribed procedures in accordance with the delisting criteria of the JASDAQ Standard Market of the Tokyo Stock Exchange. Following the delisting, it will no longer be possible to trade Nagano Tokyu Department Store Shares on the JASDAQ Standard Market of the Tokyo Stock Exchange. Given that the Tokyu Shares that will be delivered to the shareholders of Nagano Tokyu Department Store as consideration of the Share Exchange are listed on the First Section of the Tokyo Stock Exchange after the delisting of Nagano Tokyu Department Store Shares and that it will be possible to trade such Tokyu Shares on the First Section of the Tokyo Stock Exchange even after the Share Exchange coming into effect, the shareholders that hold 88 shares or more of the Nagano Tokyu Department Store Shares at the Record Time and will be allotted not less than 100 shares of the Tokyu Shares, which is the number of shares constituting one unit of Tokyu Shares, as a result of the Share Exchange will be able to continue to trade one unit or more of the Tokyu Shares on the First Section of the Tokyo Stock Exchange, so we believe the liquidity of the shares will be secured, although such shareholders might be allotted Tokyu Shares less than one unit in proportion to the number of the Nagano Tokyu Department Store Shares that they hold.

However, the shareholders holding less than 88 Nagano Tokyu Department Store Shares at the Record Time will be allotted the Tokyu Shares less than one unit. The shares less than one unit cannot be sold on the First Section of the Tokyo Stock Exchange, but those shareholders may use the additional purchase of shares less than one unit or the purchase by Tokyu for shares less than one unit at the request of shareholders. For details of these procedures, refer to (Note 3) “Treatment of shares less than one unit” in (3) “Details of Allotment of Shares Pertaining to the Share Exchange” of 2. “Outline of the Transaction”.

With respect to the handling of fractional shares less than one Tokyu Share that arise in association with the Share Exchange, see (Note 4) “Treatment of fractions of less than one share” in (3) “Details of Allotment of Shares Pertaining to the Share Exchange” of 2. “Outline of the Transaction” above.

Shareholders of Nagano Tokyu Department Store may trade the Nagano Tokyu Department Store Shares they hold until May 27, 2021 (scheduled), which is the last trading date, on the JASDAQ Standard Market of the Tokyo Stock Exchange and may exercise their lawful rights as prescribed under the Companies Act and other relevant laws and regulations until the Record Time.

(4) Measures to Ensure Fairness (including measures to avoid conflicts of interest)

Since Tokyu Department Store, a wholly-owned subsidiary of Tokyu, owns 538,131 shares of Nagano Tokyu Department Store Shares (the ratio of total number of issued shares outstanding as of January 31, 2020 (964,521 shares) of Nagano Tokyu Department Store Shares (hereinafter referred to as the “Ownership Ratio”) is 55.79% (the ratio of voting rights: 57.03%; the Ownership Ratio and the voting rights ratio are rounded to two decimal places; the same applies hereinafter) as of today, and

Nagano Tokyu Department Store is a consolidated subsidiary of Tokyu, Tokyu and Nagano Tokyu Department Store determined that it is necessary to ensure the fairness of the Share Exchange and have implemented measures to ensure the fairness (including measures to avoid conflicts of interest) as follows.

(i) Obtaining of Valuation Report from an Independent Third-Party Appraiser

Tokyu appointed Nomura Securities, and Nagano Tokyu Department Store appointed SMBC Nikko Securities, as their respective third-party appraisers, and Tokyu and Nagano Tokyu Department Store obtained valuation reports regarding the share exchange ratio. The fees of Nomura Securities include contingency fees that are paid contingent upon, among other things, the execution of the Transaction. The fees of SMBC Nikko Securities includes contingency fees that are paid contingent upon, among other things, the execution of the Transaction. See (2) “Matters Relating to the Calculation” for an outline of the valuation reports.

Neither Tokyu nor Nagano Tokyu Department Store has obtained from either of those third-party appraisers an opinion stating that the Share Exchange Ratio is appropriate or fair from a financial perspective (a fairness opinion).

(ii) Advice from Independent Law Firms

Tokyu appointed Anderson Mori & Tomotsune Law Office as its legal advisor and obtained from Anderson Mori & Tomotsune Law Office legal advice concerning various procedures for the Share Exchange and the decision-making method and processes of Tokyu. Anderson Mori & Tomotsune Law Office is independent of Tokyu and Nagano Tokyu Department Store and has no material interests in Tokyu and Nagano Tokyu Department Store.

At the same time, Nagano Tokyu Department Store appointed Nakamura, Tsunoda & Matsumoto as its legal advisor and obtained from Nakamura, Tsunoda & Matsumoto legal advice concerning various procedures for the Share Exchange and the decision-making method and processes of Nagano Tokyu Department Store. Nakamura, Tsunoda & Matsumoto is independent of Tokyu and Nagano Tokyu Department Store and has no material interests in Tokyu and Nagano Tokyu Department Store.

(iii) Obtaining of reports from the Special Committee which has no interest in Nagano Tokyu Department Store

i. Background of Establishment

Upon receipt of Tokyu's proposal for the Share Exchange on December 21, 2020, Nagano Tokyu Department Store immediately began to establish a system to conduct examinations and negotiations and the like regarding the Share Exchange from the perspective of increasing its corporate value and securing the interests of its minority shareholders (i.e. Nagano Tokyu Department Store’s shareholders other than Tokyu and its subsidiaries (including Tokyu Department Store); the same shall apply hereinafter) independently from Tokyu and Nagano Tokyu Department Store. Nagano Tokyu Department Store appointed 3 persons as candidates for members of the Special Committee, who are Mr. Koichi Washizawa (President and Representative Director of Sumihiei Corporation; Audit Committee Member and Outside Director of Nagano Tokyu Department Store), who is considered qualified to examine the Share Exchange as a person who has been designated as an independent director based on the notification to the Tokyo Stock Exchange and has no interests in Tokyu and Tokyu Department Store with considerable knowledge of Nagano Tokyu Department Store's business and management issues as an outside director and an audit committee member of Nagano Tokyu Department Store, Mr. Takashi Goto (an attorney at SHIOMIZAKA), who has no interests in Tokyu and Tokyu Department Store and is considered to have expertise and qualifications to consider the Share Exchange as an attorney engaged in M&A transactions and Mr. Yoshihiko Terada (a certified public accountant, Trustees Advisory Co., Ltd.), who has no interests in Tokyu and Tokyu Department Store and is considered to have expertise and qualifications to consider the Share Exchange as a certified public accountant engaged in M&A advisory services. In appointing candidates for the committee members, Nagano Tokyu Department Store obtained confirmation from Mr. Masahiro Kitamura, Outside Director and Audit Committee Member of Nagano Tokyu Department Store, who has been designated as an independent director based on a notification to the Tokyo Stock Exchange and has no interests in Tokyu and Tokyu Department Store, and has received advice from Nakamura, Tsunoda & Matsumoto on the independence and qualifications required of the members of the Special Committee.

On that basis, Nagano Tokyu Department Store requested that the meeting of the Board of Directors of Nagano Tokyu Department Store held on January 7, 2021, establish a Special Committee consisting of the above 3 members, and that the Special Committee express its opinions on (A) whether the Transaction will contribute to the enhancement of the corporate value of Nagano Tokyu Department Store, and (B) whether the decision on the Transaction of Nagano Tokyu Department Store (specifically, the execution of the share exchange agreement for the Share Exchange) would be disadvantageous to the minority shareholders of Nagano Tokyu Department Store (in such case, consideration shall be given to the appropriateness of the terms and conditions of the Transaction (including the share exchange ratio in the Share Exchange) and the fairness of procedures such as negotiation process, from the viewpoint of the interests of the minority shareholders) (hereinafter referred to as the “Matters of Inquiry”). In addition, the Board of Directors of Nagano Tokyu Department Store resolved that (i) any decisions regarding the Share Exchange at the Board of Directors of Nagano Tokyu Department Store shall be made with utmost respect for the judgment of the Special Committee, (ii) the Board of Directors of Nagano Tokyu Department Store shall not conclude the Share Exchange Agreement if the Special Committee determines that the share exchange ratio or other conditions of the Share Exchange are not appropriate, and further resolved that (iii) although negotiations related to the Transaction will be conducted by the Board of Directors of Nagano Tokyu Department Store, the Board of Directors of Nagano Tokyu Department Store shall ensure that the Special Committee may substantially affect the negotiation process regarding the terms and conditions of the Transaction by reporting the status of the negotiation to the Special Committee in a timely manner, hearing their opinion on important aspects and conducting negotiations taking into consideration instructions and requests from the Special Committee and that (iv) the Special Committee is authorized to use advisors of Nagano Tokyu Department Store in connection with the Share Exchange and, if necessary, to consign its duties to the Special Committee's own advisors (in such case, reasonable expenses related to such consignment shall be borne by Nagano Tokyu Department Store).

As compensation for their duties, the members of the Special Committee shall be paid hourly fees or fixed fees regardless of the detail of their report.

ii. Background of Consideration

The Special Committee held 10 meetings in total for total 11 hours, from January 7, 2021 to March 15 of the same year. Outside the meetings, the Special Committee also carefully discussed and examined the Matters of Inquiry by reporting and sharing information, conducting deliberations and making decisions and otherwise communicating by e-mail.

Specifically, the members of the Special Committee mutually confirmed the independence of each member, and the Special Committee approved the appointment of Nakamura, Tsunoda & Matsumoto as the legal advisor of Nagano Tokyu Department Store, and SMBC Nikko Securities as the financial advisor and the third-party appraiser of Nagano Tokyu Department Store, after confirming that they had no problems with their independence and expertise. In addition, the Special Committee, while receiving legal advice from Nakamura, Tsunoda & Matsumoto, has confirmed from the perspective of independence that there was no problem with the system for examining the Share Exchange that Nagano Tokyu Department Store has built in-house (including the scope and duties of officers and employees of Tokyu Department Store who are involved in consideration, negotiation and judgment concerning the Share Exchange).

On that basis, the Special Committee received explanations from the executives of Nagano Tokyu Department Store and asked questions regarding their business, the current business environment, management issues and measures in light of the current business environment, the preparation procedures and content of the business plan of Nagano Tokyu Department Store, which forms the basis for the calculation of the share exchange ratio (hereinafter referred to as the “Business Plan”), advantages and disadvantages of the Transaction, alternatives for the Transaction, the system for considering the Transaction, the results of financial and tax due diligence on Tokyu conducted by Tokyo Kyodo Accounting Office and other matters, to confirm the reasonableness of the Business Plan. In addition, the Special Committee received explanations from Tokyu and asked questions regarding its current relationship with Nagano Tokyu Department Store, its recognition of the current management issues of Nagano Tokyu Department Store, advantages and disadvantages of the Transaction, the background of consideration of the Transaction, the scheme of the Transaction, the management policy after the Transaction is executed, whether or not it is involved in the preparation of the Business Plan and other matters.

Furthermore, the Special Committee received explanations from Nakamura, Tsunoda & Matsumoto and asked questions regarding the process, scheme and schedule of the Transaction, the decision-making process in relation to the Transaction, the decision-making method, the description of the legal advice on points to consider in decision-making in relation to the Transaction, measures taken to ensure fairness in the course of the consideration of the Transaction, the results of legal due diligence conducted on Tokyu and other matters. In addition, the Special Committee received explanations from SMBC Nikko Securities and asked questions regarding the process, scheme and schedule of the Transaction and also received disclosure of calculation materials and explanations regarding the reasons for selecting the calculation methods, the calculation processes for each calculation method (including the content of the Business Plan and the preconditions of the calculations), analysis of the calculation results, levels of premium in recent similar cases, analysis of the latest stock prices and other matters.

In addition, the Special Committee received a report from SMBC Nikko Securities in a timely manner on the negotiation process such as the detail of Tokyu’s proposal for the share exchange ratio and was substantially involved in the important aspects of the negotiation with Tokyu regarding the Share Exchange Ratio and other terms and conditions by expressing its opinion, giving instructions or making requests on the negotiation policy including the specific share exchange ratio, which should be proposed at the time of negotiation.

iii. Outline of the Report

(A) Whether the Transaction will contribute to the enhancement of the corporate value of Nagano Tokyu Department Store

Nagano Tokyu Department Store has been closely connected to the local community as the only department store in front of the Nagano Station for 55 years. Behind this are the advantages such as its high convenience of its location in front of the station and its large-scale parking lot adjacent to it, trust in “Tokyu brand,” and its “ability to judge,” “editing ability” and “sales force” unique to department stores, as well as human resources and know-hows to support them. Based on these advantages, its “indispensable presence in the local community” has been established.

Looking at the relationship with the Tokyu Group, which is the current parent company, it receives various benefits, including the license of the name “Tokyu (東急)/TOKYU” (trademark, trade name, shop name, etc.), which constitutes “Tokyu brand,” the source of its corporate value, and it is strengthening cooperation with the Tokyu Group through personnel exchanges and other means.

Looking at the recent business environment, it goes without saying that the entire department store industry is on a long-term declining trend, and the declining trend is remarkable in the local department stores combined with the market shrinking due to population decline and intensified competition due to the opening of large suburban shopping centers. Most recently, due to the prolonged impact of the consumption tax increase in 2019, as well as significant changes in consumer awareness, values, and consumption behavior resulting from the increased use of the Internet, social networking services and the like, the conventional store-based business has been placed in a severe competitive environment, and the spread of the novel coronavirus infections has been making matters worse. Nagano Tokyu Department Store is not an exception and is also affected by the declining population in Nagano Prefecture, intensified competition with competing facilities in the neighborhood, the occurrence of large-scale typhoon disasters, the novel coronavirus infections and other factors.

Under such management environment, the mid-term management plan of the fiscal year ending January 2021 as the final year was not achieved.

Looking at the medium- to long-term future, as the downtrend described above is expected to continue and competition is expected to intensify further while the degree of impact of the novel coronavirus infections are uncertain, the medium- to long-term future prospects of Nagano Tokyu Department Store are not bright.

In light of this business environment, Nagano Tokyu Department Store recognizes that it is an urgent management issue to shift to a profit structure that ensures a certain level of profit even in the face of an inevitable decline in sales.

Based on a common understanding of the business environment and management issues surrounding Nagano Tokyu Department Store, Nagano Tokyu Department Store and Tokyu are specifically examining the qualitative synergy effects of implementing specific measures with respect to the business operations of Nagano Tokyu Department Store after the execution of the Transaction.

Each of these measures accurately grasps the management issues of Nagano Tokyu Department Store and is consistent with Nagano Tokyu Department Store’s medium-term policy of shifting to a profit structure that can secure a certain level of profit even in the face of an inevitable decline in sales. In addition, there is no reason to deny their feasibility, given the relationship between Nagano Tokyu Department Store and the Tokyu Group and the Tokyu Group’s business operations and performances.

In light of the above, Nagano Tokyu Department Store’s judgment that the execution of the Transaction will contribute to the enhancement of the Tokyu Group’s corporate value in addition to the long-term enhancement of Nagano Tokyu Department Store’s corporate value, with a variety of benefits including the creation of further group synergies, the improvement of management flexibility enabled by flexible decision-making that is not bound by short-term stock market valuation, and the improvement of management efficiency by reducing costs associated with the delisting, is acceptable as reasonable.

On the other hand, reasonable and specific examination has actually been made with respect to the possible disadvantages of the Transaction, and the Special Committee does not see any particular unreasonable point in such examination. Based on the examination results, it is not found that there will be disadvantages resulting from the Transaction that clearly exceed at least the aforementioned advantages. In addition, there is no reason to believe that there is an effective alternative to the Transaction from the viewpoint of enhancing Nagano Tokyu Department Store’s corporate value.

Based on the above, the Special Committee believes that the Transaction will contribute to the enhancement of the corporate value of Nagano Tokyu Department Store.

(B)Whether the decision on the Transaction of Nagano Tokyu Department Store (specifically, the execution of the share exchange agreement for the Share Exchange) would be disadvantageous to the minority shareholders of Nagano Tokyu Department Store

a. Fairness of the Negotiation Process and Other Procedures

In the Transaction, various measures to ensure fairness have been taken, such as establishment of the Special Committee (including the implementation of practical measures to enhance the effectiveness of the Special Committee), early appointment of independent external experts (financial and legal advisors), acquisition of professional advice and the valuation report on the share exchange ratio, exclusion of interested persons in examinations, negotiations and resolutions regarding the Transaction, and improvement of process transparency through enhancement of information provision to minority shareholders.

In light of the specific circumstances of the Transaction, the Special Committee believes that such measures to ensure fairness are in necessary and sufficient substance and combination and were actually operated with effectiveness from the viewpoints of (i) ensuring a situation that can be regarded as being equivalent to an arm’s-length transaction in the process of establishing terms and conditions of the Transaction and (ii) ensuring opportunities for minority shareholders to make appropriate informed decisions.

Therefore, in the Transaction, sufficient consideration is given to the interests of the minority shareholders of Nagano Tokyu Department Store through fair procedures.

b. Appropriateness of the Terms of the Transaction

In the Transaction, giving comprehensive consideration to the facts that (i) a situation equivalent to that of an arm’s-length transaction has been ensured through the implementation of measures to ensure fairness including the establishment and involvement of the Special Committee in the process of deciding the Share Exchange Ratio, which has actually been agreed upon through sincere negotiations between the parties, (ii) considering that the valuation report on the share exchange ratio has been prepared by a third party organization independent from Nagano Tokyu Department Store, Tokyu and Tokyu Department Store, which is a major business operator with numerous achievements in Japan, with no unreasonable point in the financial projections, preconditions and other factors which serve as the basis for the calculation, and the calculation method and results thereof are found to be reasonable, the Share Exchange Ratio is on a level which is above the upper end of the market price analysis and the median of the DCF Method and (iii) the Transaction is considered as having secured a level of premium that compares favourably with similar transactions, it is presumed that by receiving Tokyu Shares based on the Share Exchange Ratio in the Transaction, minority shareholders of Nagano Tokyu Department Store will enjoy not only the “value that can be realized without the Transaction” but also the “expected effect of the Transactions on increasing corporate value” to a considerable extent.

The scheme and other terms and conditions are also deemed appropriate because the method of the Transaction and the consideration therefor are not disadvantageous to the minority shareholders of Nagano Tokyu Department Store.

Accordingly, the terms and conditions of the Transaction are deemed appropriate.

As described above, the Special Committee believes that the decisions made by the Board of Directors of Nagano Tokyu Department Store regarding the Transaction would not be disadvantageous to Nagano Tokyu Department Store’s minority shareholders because (i) sufficient consideration has been given to the interests of Nagano Tokyu Department Store’s minority shareholders through fair procedures and (ii) the terms and conditions of the Transaction are deemed appropriate.

(iv) Approval of All Directors (including Audit Committee Members) of Nagano Tokyu Department Store Excluding Directors with Interest

At the meeting of the Board of Directors of Nagano Tokyu Department Store held today, where the resolution for the Share Exchange was resolved, among the 10 directors of Nagano Tokyu Department Store, the above resolution was conducted by unanimous agreement of 7 directors, excluding Director Tsugunori Oishi, Director Chikara Amemiya and Director Takashi Yamakawa, who concurrently serve as officers and employees of Tokyu Department Store (including Tokyu for Director Takashi Yamakawa), with a view to avoiding conflict of interest. In addition, Director Tsugunori Oishi, Director Chikara Amemiya and Director Takashi Yamakawa did not participate in the deliberations regarding the Share Exchange at the above meeting of the Board of Directors, and did not participate in the discussions and negotiations regarding the Share Exchange from the standpoint of Nagano Tokyu Department Store.

Of the 7 directors who participated in the resolution on the meeting of the Board of Directors of Nagano Tokyu Department Stores held today, Director Naoya Hiraishi, Director Tadayuki Koizumi, and Director and Audit Committee Member Toshiharu Kubota (hereinafter referred to as the “Target Directors”) are not involved in the execution or management of Tokyu Department Store; however, given that they are registered as employees of Tokyu Department Store, Nagano Tokyu Department Stores obtained a confirmation letter from Tokyu Department Store as of December 24, 2020 confirming that (i) the Target Directors are not involved in the execution or management of Tokyu Department Store and have no duties at Tokyu Department Store, and (ii) regarding the Share Exchange, Tokyu Department Store and the Target Directors will not communicate or exchange information regarding the Share Exchange from the perspective of eliminating the possibility of a conflict of interest. In light of this confirmation letter, although Nagano Tokyu Department Store has determined that there is no problem for the Target Directors to participate in the deliberation and resolution for the Share Exchange from the standpoint of Nagano Tokyu Department Store, from the perspective of eliminating the possibility of a conflict of interest to the greatest extent possible, Nagano Tokyu Department Store has gone through a two-step process in which (i) 4 directors, excluding the Target Directors, deliberated on the Share Exchange and resolved the resolution by unanimous approval of all the directors, and (ii) 7 directors, including the Target Directors, deliberated on the resolution again and resolved by unanimous approval of all the directors, for purposes of fulfilling the quorum requirement at the meeting of the Board of Directors.

Of the 7 directors who participated in the resolution at the meeting of the Board of Directors of Nagano Tokyu Department Store held today, Director Motoshi Kobayashi has been seconded to Tokyu, while holding the positions of an officer and an employee of Nagano Tokyu Department Store since March 1, 2017. However, since he has not engaged in any specific operations at Tokyu since March 1, 2018, Nagano Tokyu Department Store has determined that he has no conflict of interest regarding the Share Exchange and that there will be no problem for him to deliberate on and participate in the resolution regarding the Share Exchange. However, as Nagano Tokyu Department Store believes that it is desirable from the viewpoint of the fairness of the Share Exchange procedures to clarify whether there is any conflict of interest, as of February 1, 2021, the secondment of Director Motoshi Kobayashi to Tokyu has been terminated. In addition, Nagano Tokyu Department Store has confirmed that Tokyu and Director Motoshi Kobayashi have not communicated or exchanged information regarding the Share Exchange in terminating the his secondment.

4. Outline of the Companies that are Parties to the Share Exchange

		Wholly-owning parent company resulting from a share exchange	Wholly-owned subsidiary resulting from a share exchange
(1)	Name	Tokyu Corporation	Nagano Tokyu Department Store Co., Ltd.
(2)	Address	5-6 Nampeidai-cho, Shibuya-ku, Tokyo	1-1-1 Minamichitose, Nagano-shi, Nagano
(3)	Name and title of representative	Kazuo Takahashi, President and Representative Director	Naoya Hiraishi, President and Representative Director
(4)	Description of business	Real estate leasing, real estate sales, other business	Department store business
(5)	Stated Capital	121,724 million yen	2,368 million yen
(6)	Date of incorporation	September 2, 1922	November 10, 1958
(7)	Number of shares issued	624,869,876 shares	964,521 shares
(8)	End of fiscal period	March 31	January 31
(9)	Number of employees	24,464 employees (consolidated) (as of March 31, 2020)	280 employees (consolidated) (as of January 31, 2021)
(10)	Major business partners	General customers and companies	General customers and companies
(11)	Major banks	Development Bank of Japan Inc. Sumitomo Mitsui Trust Bank, Limited MUFG Bank, Ltd. Mizuho Bank, Ltd.	Sumitomo Mitsui Banking Corporation The Hachijuni Bank, Ltd. The Nagano Bank, Ltd.

(12)	Major shareholders and shareholding ratios

The Master Trust Bank of Japan, Ltd. (Trust Account)

7.66%

Dai-ichi Life Insurance Company.,

Limited.

5.98%

Custody Bank of Japan, Ltd.

(Trust Account)

4.58%

Nippon Life Insurance Company

3.89%

Sumitomo Mitsui Trust Bank, Limited

3.70%

The Japan Custody Bank, Ltd.

(Trust Account 5)

1.74%

Mitsubishi UFJ Trust and Banking

Corporation

1.65%

Mizuho Bank, Ltd.

1.64%

MUFG Bank, Ltd.

1.63%

Taiyo Life Insurance Company

1.58%

(As of September 30, 2020)

Tokyu Department Store Co., Ltd.

56.28%

HOKUTO Corporation

3.03%

Sumitomo Mitsui Banking

Corporation

2.61%

The Nagano Bank, Ltd.

2.51%

The Hachijuni Bank, Ltd.

2.51%

Shin-etsu Broadcasting Co., Ltd.

2.38%

The Shinano Mainichi Shimbun

1.27%

Kashima Trading Co.,Ltd

1.12%

The Nagano-ken Shinkumi Bank

1.07%

Yoko Building ME Co., Ltd.

0.94%

(As of January 31, 2021)

(13)	Relationships between the Companies

Capital relationship	Tokyu Department Store, a wholly-owned subsidiary of Tokyu, owns 538,131 shares of common stock of Nagano Tokyu Department Store, which is equivalent to 56.28% of the number of shares calculated by subtracting the number of the treasury shares (8,302 shares) from the number of outstanding shares of common stock issued by Nagano Tokyu Department Store as of January 31, 2021 (964,521 shares).
Personnel relationship	Of the 10 directors of Nagano Tokyu Department Store, 2 are concurrently serving as a director and an executive officer of Tokyu Department Store and 1 is concurrently serving as a director of Tokyu Department Store. In addition, Nagano Tokyu Department Store accepts 1 secondee from Tokyu and 3 secondees from Tokyu Department Store.
Business relationship	Tokyu and Nagano Tokyu Department Store have a business relationship related to the use of trademarks.
Status as related parties	Nagano Tokyu Department Store is a consolidated subsidiary of Tokyu, and Tokyu and Nagano Tokyu Department Store are related parties to each other.

(14)	Operating results and financial position for the past three years

Fiscal Year-End	Tokyu (consolidated)			Nagano Tokyu Department Store (consolidated)
	FY ended March 2018	FY ended March 2019	FY ended March 2020	FY ended January 2019	FY ended January 2020	FY ended January 2021
Consolidated net assets	754,153	796,164	809,614	3,170	3,185	2,714
Consolidated total assets	2,266,997	2,412,876	2,537,196	13,143	12,998	13,922
Consolidated net assets per share (yen)	1,158.15	1,225.85	1,253.29	3,314.16	3,331.22	2,838.29
Consolidated sales	1,138,612	1,157,440	1,164,243	18,238	17,536	14,215
Consolidated operating profit	82,918	81,971	68,760	247	90	-289
Consolidated ordinary profit	83,746	81,907	70,925	219	64	-311
Net profit or loss attributable to shareholders of the parent company	70,095	57,824	42,386	92	-5	-509
Consolidated net profit or loss per share (yen)	115.42	95.14	69.88	96.78	-5.59	-532.38
Dividend per share (yen)	19.00	20.00	23.00	-	-	-

(In millions of yen, unless otherwise noted)

(Note) The shareholding ratios are calculated after deducting the treasury shares.

5. Status after the Transaction

Wholly-owning parent company resulting from a share exchange
(1)	Name	Tokyu Corporation
(2)	Address	5-6 Nampeidai-cho, Shibuya-ku, Tokyo
(3)	Name and title of representative	Kazuo Takahashi, President and Representative Director
(4)	Description of business	Real estate leasing, real estate sales, other business
(5)	Stated capital	121,724 million yen
(6)	End of fiscal period	March 31
(7)	Net assets	Not determined at this time
(8)	Total assets	Not determined at this time

6. Summary of Accounting

The Share Exchange is expected to fall under the category of transactions under common control, etc. under the “Accounting Standards for Business Combinations”.

7. Future Outlook

Nagano Tokyu Department Store, as a Tokyu's consolidated subsidiary, will become Tokyu's wholly-owned subsidiary after the Transaction. Although the impact of the Transaction on Tokyu’s consolidated financial results is currently expected to be minor, if there is any need to revise its financial results forecast or any matters requiring public disclosure, Tokyu will promptly disclose them.

8. Matters Related to Transactions, Etc. with Controlling Shareholders

(1) Applicability of the Transaction, etc. with Controlling Shareholders and Status of Conformity with Policy for Measures to Protect Minority Shareholders

Tokyu falls under the category of a controlling shareholder as Tokyu Department Store, which is Tokyu's wholly owned subsidiary, owns 538,131 shares of Nagano Tokyu Department Store Shares (Ownership Ratio: 55.79%, voting rights ratio: 57.03%) as of today. Therefore, the Share Exchange constitutes a transaction, etc. with a controlling shareholder for Nagano Tokyu Department Store.

In the “Policy for Measures to Protect Minority Shareholders upon the Execution of Transactions, Etc. with Controlling Shareholders” of its corporate governance report disclosed on April 28, 2020, Nagano Tokyu Department Store states that it maintains fair business relationships and strives to protect minority shareholders by conducting transactions with controlling shareholders in accordance with the meaning and purposes defined in the “Tokyu Group Compliance Guidelines” and the “Compliance Manual” of Nagano Tokyu Department Store.

For the Share Exchange, as stated in (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” in 3. “Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange”, Nagano Tokyu Department Store will determine the share exchange ratio and implement the Share Exchange after taking measures to ensure the fairness of the Share Exchange and avoid conflicts of interest for the purpose of maintaining a fair business relationships and striving to protect minotiry shareholders. By taking these measures to ensure fairness and avoid conflicts of interest, it can be understood that the Share Exchange will contribute to the “Tokyu Group Compliance Guidelines” by: (1) establishing the Tokyu brand that is trusted and loved by its customers, (2) receiving correct evaluations from investors, (3) pursuing sound and fair market competition and business development, (4) acknowledging that companies are socially responsible and (5) fulfilling its own responsibilities as a leader of the Tokyu brand. Therefore, Nagano Tokyu Department Store believes that the Share Exchange conforms to the “Policy for Measures to Protect Minority Shareholders upon the Execution of Transactions, Etc. with Controlling Shareholders” of Nagano Tokyu Department Store mentioned above.

(2) Matters Regarding Measures to Ensure Fairness (including measures to avoid conflicts of interest)

As described in (1) “Applicability of the Transaction, etc. with Controlling Shareholders and Status of Conformity with Policy for Measures to Protect Minority Shareholders” above, since the Share Exchange constitutes a transaction with a controlling shareholder for Nagano Tokyu Department Store, Nagano Tokyu Department Store has determined that measures to ensure fairness (including measures to avoid conflicts of interest) are necessary, and the Board of Directors of Nagano Tokyu Department Store has carefully discussed and considered the terms and conditions of the Share Exchange, and has also made decisions after ensuring fairness and avoiding conflicts of interest by taking the measures described in (4) “Measures to Ensure Fairness (including Measures to Avoid Conflicts of Interest)” in 3. “Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” above.

(3) Outline of Opinion Obtained from a Party who has No Conflicts of Interest in a Controlling Shareholder Stating that the Transaction, etc. would Not be Disadvantageous to the Minority Shareholders

As described in (iii) “Obtaining of reports from the Special Committee which has no interest in Nagano Tokyu Department Store” of (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” in 3. “Basis, etc.

for Details of Allotment of Shares Pertaining to the Share Exchange,” Nagano Tokyu Department Store established a Special Committee and consulted the Special Committee for its opinion on (A) whether the Transaction will contribute to the enhancement of the corporate value of Nagano Tokyu Department Store, and (B) whether the decision on the Transaction of Nagano Tokyu Department Store (specifically, the execution of the share exchange agreement for the Share Exchange) would be disadvantageous to the minority shareholders of Nagano Tokyu Department Store (in such case, consideration shall be given to the appropriateness of the terms and conditions of the Transaction (including the share exchange ratio in the Share Exchange) and the fairness of procedures such as negotiation process, from the viewpoint of the interests of the minority shareholders). As a result, as described in iii. “Outline of the Report” of (iii) “Obtaining of reports from the Special Committee which has no interest in Nagano Tokyu Department Store” of (4) “Measures to Ensure Fairness (including measures to avoid conflicts of interest)” in 3. “Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange,” the Board of Directors of Nagano Tokyu Department Store received a written report from the Special Committee to the effect that (A) the Special Committee believes that the Transaction will contribute to the enhancement of the corporate value of Nagano Tokyu Department Store, and (B) in connection with the Transaction, the Special Committee believes that the decisions made by the Board of Directors of Nagano Tokyu Department Store regarding the Transaction would not be disadvantageous to Nagano Tokyu Department Store’s minority shareholders because (i) sufficient consideration has been given to the interests of Nagano Tokyu Department Store’s minority shareholders through fair procedures and (ii) the terms and conditions of the Transaction are deemed appropriate.

(Reference) Consolidated results forecast for the current period (portion announced on February 10, 2021) and consolidated results for the previous period of Tokyu

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Net profit attributable to shareholders of the parent company
Results forecast for the current period (Fiscal year ending March 2021)	931,000	-35,000	-40,000	-60,000
Results for the previous period (Fiscal year ending March 2020)	1,164,243	68,760	70,925	42,386

(In millions of yen)

(Reference) Consolidated results for the previous period of Nagano Tokyu Department Store

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Net profit attributable to shareholders of the parent company
Results for the previous period (Fiscal year ending January 2021)	14,215	-289	-311	-509

(In millions of yen)